Exhibit 99.1

Contact:	Julie McDowell Vice President Corporate Communications 610-948-2836

FOR IMMEDIATE RELEASE	January 5, 2004

Teleflex Acquires Automotive Seat Comfort Systems Business

Limerick, PA – Teleflex Incorporated (NYSE:TFX) has announced the acquisition of Hendersons Automotive Inc., based in Westland, Michigan, and Hendersons Lumbar Division, based in Geelong Victoria, Australia. Both companies are subsidiaries of Hendersons Pty. Ltd. Hendersons Automotive and Hendersons Lumbar Division together have annual sales of approximately $8 million. The terms of the agreement were not disclosed.

With the acquisition, Capro, Inc., a Teleflex subsidiary, expands its range of products to include patented lumbar systems for the automotive seating market. Capro is a full service global supplier of mechanical control cables for the automotive and industrial markets.

“This acquisition enables Capro to pursue growth opportunities in the seat comfort market,” said Paul Smith, president of Capro. “We are already a leading supplier of mechanical control cables in the automotive market. By adding Henderson’s lumbar product lines, we now offer our customers a wider range of product functionality provided with the advanced engineering and quality technical service Capro is known for.”

     Capro, Inc. is a leading full service manufacturer of light duty mechanical control cable products for automotive and industrial markets, meeting the challenges of its customers around the world with integrated systems solutions. Capro, a QS 9000 certified supplier, is headquartered in Willis, Texas, with facilities also located throughout the United States, Europe, Canada, Mexico and China.

     Teleflex Incorporated is a diversified industrial company with annual revenues of more than $2 billion. The company designs, manufactures and distributes quality engineered products and services for the aerospace, medical, automotive, marine and industrial markets worldwide. Teleflex employs more than 18,000 people worldwide who focus on providing innovative solutions for customers. More information about Teleflex is available at www.teleflex.com.

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Forward-looking information:
 Statements in this news release, other than historical data, are considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties that could cause actual results to differ from those contemplated in the statements. These factors are discussed in the company’s Securities and Exchange Commission filings.

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